January 31, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 5, 2000, except as to Note 7, which is as of January 23, 2001, on our review of interim financial information of ENSCO International Incorporated (the "Company") as of and for the period ended March 31, 2000 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Form S-3 (Nos. 33-42965, 33-46500, 33-49590, 33-43756, 33-64642, 333-03575 and 333-37897), and any existing amendments thereto, and Form S-8 (Nos. 33-58625, 33-14714, 33-32447, 33-35862, 33-40282 and 33-41294).

Yours very truly,

/s/ PricewaterhouseCoopers LLP
Dallas, Texas